Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BankAtlantic Bancorp, Inc.:

We consent to incorporation by reference in the registration statements on:

Form	Registration Statement Numbers
S-3	333-71594 (333-71594-01)

S-8	333-73047; 333-68871; 333-58753; 333-57893; 333-56823; 333-08025; 333-87315; 333-82489; 333-45680; 333-56798; 333-90136

of BankAtlantic Bancorp, Inc. of our report dated February 3, 2003, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows of BankAtlantic Bancorp, Inc. and subsidiaries for the year ended December 31, 2002, which report appears in the December 31, 2004 annual report on Form 10-K of BankAtlantic Bancorp, Inc. Our report refers to a change in method of accounting for goodwill and intangible assets in 2002.

/s/KPMG LLP
Ft. Lauderdale, Florida
March 15, 2005